Exhibit 99.1

FOR IMMEDIATE RELEASE
April 17, 2006

Citizens Bancshares Corporation Announces Fourth Quarter Earnings for 2005

ATLANTA, April 17, 2006 /PRNewswire—FirstCall/ — Citizens Bancshares Corporation (OTC Bulletin Board: CZBS) (the “Company”), the parent company of Citizens Trust Bank (“CTB”), announced its 2005 fourth quarter earnings of $0.34 per diluted share, compared to $0.31 per diluted share in the fourth quarter of 2004. The fourth quarter 2005 results increased $84,000, net of taxes or 13 percent over the same period last year. Net earnings for the fourth quarter 2005 were $732,000 compared to $648,000 for the fourth quarter 2004 and are in line with management’s expectations.

For the year ending December 31, 2005, net earnings of $2,343,000 were slightly above net earnings of $2,305,000 reported for the same period in 2004. During the second quarter of 2005, the Company took a $346,000 charge against earnings for other-than-temporary impairment of investments, which impacted year-to-date net earnings. Earnings per diluted share for the year were $1.12 compared to $1.11 per diluted share for the same period in 2004.

For the fourth quarter 2005, the provision for loan losses was $60,000 compared to $75,000 for the same period in 2004, representing a decline of 20 percent. For the year, the provision for loan losses was $288,000 compared to $850,000 reported for the same period in 2004. The allowance for loan losses was $3,327,000 at the end of December 31, 2005 compared to $3,183,000 at December 31, 2004. At December 31, 2005, the Company considered its allowance for loan losses to be adequate.

The Company’s capital remains strong. Comparing December 31, 2005 to December 31, 2004, shareholders’ equity increased 5 percent from $25,881,000 at December 31, 2004 to $27,214,000 at December 31, 2005. The Company and the Bank had Tier 1 leverage, Tier 1 risk based and total risk-based capital ratios at December 31, 2005 of 10 percent, 14 percent and 15 percent, respectively. Both the Company and the Bank are considered to be “well capitalized” for regulatory purposes.

Citizens Bancshares Corporation is the parent company of Citizens Trust Bank (CTB). CTB has assets of more than $328 million and eight offices throughout metropolitan Atlanta and Columbus, Georgia, a branch in Birmingham, and Eutaw, Alabama. As a leader in the financial services industry, Citizens Trust Bank prides itself on offering a full range of quality banking products and services. Since 1921, the Bank has continued to fulfill its mission to promote financial stability and business development, stress the principles of thrift, and make home ownership a reality. Today, CTB remains dedicated to neighborhood and small business growth, development and advancement through community reinvestment. Citizens Bancshares Corporation, offers its common stock over-the-counter to the public under the trading symbol CZBS. For more information please visit Citizens Trust Bank on the web at www.CTBconnect.com.

This news release contains forward-looking statements and comments on outlook. Any number of conditions may occur, which would affect important factors that may materially change expectations. These factors include, but are not limited to, customer trading activity, changes in technology, shifts in competitive patterns, decisions with regard to products and services, changes in revenues and profits, and significant changes in the market environment regionally or nationally.

For More Information, Contact:
Cynthia N. Day
Chief Operating Officer
(404) 575-8306

J. Todd Atenhan or James R, Kautz, Investors Relations

(888) 917-5109

SOURCE: Citizens Bancshares Corporation